Exhibit 10.17
Certain identified information marked with [***] has been excluded from this exhibit because it is not material and is of the type that the registrant treats as private and confidential.
CONFIDENTIAL SETTLEMENT AGREEMENT
This Confidential Settlement Agreement ("Settlement Agreement") is entered into and effective as of the 20th day of September, 2017 (the "Effective Date"), by and between Synthetic Genomics, Inc. ("SGI") and New England BioLabs, Inc. ("NEB") (SGI and NEB are sometimes referred to herein individually as a "Party," and collectively as the "Parties").
WHEREAS, the Parties have entered into agreements with one another relating to a DNA assembly technique and products related thereto, with such agreements being collectively defined herein as "the Prior License Agreements";
WHEREAS, disputes have arisen between the Parties with respect to their rights and obligations under the Prior License Agreements, including claims and counterclaims asserted against one another in an ongoing proceeding administered by the American Arbitration Association ("AAA") under case number 01-17-0005-6947, which is styled Synthetic Genomics, Inc. v. New England BioLabs, Inc.;
WHEREAS, without admitting liability for any claims, and to avoid the expense and risk associated with further pursuit of the Arbitration, the Parties now desire to fully and completely resolve all claims, counterclaims, and disputes they have with one another related to the Prior License Agreements, including the Arbitration, as well as all demands, causes of action, liabilities, proceedings, obligations and disputes of any nature and description whatsoever (including, without limitation, direct or indirect claims or demands for damages, interest, attorneys' fees, expert or consulting fees, and any other costs, expenses, or liabilities whatsoever), in law or equity, whether or not concealed or hidden, that were or could have been raised by either Party in the Arbitration or otherwise based on actions or events occurring prior to the Effective Date, on the terms set forth below;
NOW, THEREFORE, in consideration of the covenants, representations, conditions, obligations, releases, and promises set forth herein, the sufficiency of which is hereby expressly acknowledged by both Parties, the Parties agree as follows:
1.    Definitions. The following definitions shall apply to this Settlement Agreement and the Parties' rights and obligations hereunder:
a.    "Prior License Agreements" shall refer collectively to: (1) a Confidential Information Agreement, dated July 27, 2010, attached hereto as Exhibit 1; (2) a License Agreement dated May 5, 2011, attached hereto as Exhibit 2; (3) an Amended and Restated License Agreement ("ARLA") dated December 10, 2012, attached hereto as Exhibit 3; and (4) Amendment No. 1 to the Amended and Restated License Agreement, attached hereto as Exhibit 4.
b.    "Affiliate" shall mean any entity that controls, is controlled by, or is under common control with a Party; and "control" for purposes of this definition shall mean the

Certain identified information marked with [***] has been excluded from this exhibit because it is not material and is of the type that the registrant treats as private and confidential.
possession of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting stock, by contract, or otherwise.
c.    "Royalty-Bearing Products" shall mean the following products currently marketed and sold by NEB: (1) the Gibson Assembly® Master Mix (NEB Product #E2611); (2) the Gibson Assembly® Cloning Kit (NEB Product #E5510); (3) the NEBuilder® HiFi Master Mix (NEB Products #E2621 and E2621B); (4) the NEBuilder® Hifi Cloning Kit (NEB Product #E5520); (5) the NEBuilder® Hifi DNA Assembly Bundle for Large Fragments (NEB Product #E2623S). "Royalty-Bearing Products" shall also mean any other DNA assembly product that may be sold by NEB or its Affiliates in the future that: (A) contains as one of its parts or components the Gibson Assembly® Master Mix, the Gibson Assembly® Cloning Kit, the NEBuilder® HiFi Master Mix, or the NEBuilder® Hifi DNA Assembly Bundle for Large Fragments; (B) practices the SGI Licensed Patents; or (C) is formulated using the same (or substantially the same) enzymes and/or methods as the foregoing products. For the avoidance of doubt, NEB's Golden Gate and USER DNA assembly products and any future versions thereof are not Royalty-Bearing Products.
d.    "Net Sales of Royalty-Bearing Products" shall mean the gross amount invoiced or received by or on behalf of NEB or its Affiliates on sales, leases, or other transfers of Royalty-Bearing Products, less the following to the extent applicable on such sales, leases or other transfers of Royalty-Bearing Products and not previously deducted from the gross invoice price: (a) customary trade, quantity or cash discounts to the extent actually allowed and taken; (b) amounts actually repaid or credited by reason of rejection or return of any previously sold, leased or otherwise transferred Royalty-Bearing Products; (c) to the extent separately stated on purchase orders, invoices, or other documents of sales, any sales, value added or similar taxes, custom duties or other similar governmental charges levied directly on the production, sale, transportation, delivery, or use of Royalty-Bearing Products that are paid by or on behalf of NEB, but not including any tax levied with respect to income; and (d) royalties or similar fees paid by NEB to any third party for the inclusion of any component of the Royalty-Bearing Products.
e.    "SGI Licensed Patents" shall mean (a) United States Patent Application Nos. 12/371,543 (now issued as U.S. Patent No. 8,968,999) and 11/502,746 (now issued as U.S. Patent No. 7,723,077), (b) Patent Cooperation Treaty Application No. WO2009/103027, (c) any divisions, continuations and continuation-in-part of the applications described in clauses (a) and (b) above, (c) any patents that issue from the applications described in clauses (a), (b), and (c) above, (d) reissues or reexaminations of the patents in clause (c) above; and (e) foreign counterparts, if any, of any of the foregoing.
f.    "Royalty Term" shall mean the earlier of (a) the expiration of all SGI Licensed Patents; or (b) the entry of a final, non-appealable decision by a court of competent jurisdiction, the United States Patent and Trademark Office, or its foreign counterparts, finding that all SGI Licensed Patents are invalid or unenforceable, provided that such proceedings were not initiated by NEB.

Certain identified information marked with [***] has been excluded from this exhibit because it is not material and is of the type that the registrant treats as private and confidential.
2.    Settlement Payment. NEB shall pay to SGI the sum of $[***] (the "Settlement Payment") within ten business days following execution of this Settlement Agreement. NEB shall make the Settlement Payment by wire transfer of immediately available funds pursuant to the wire transfer instructions attached hereto as Exhibit 5.
3.    Royalty Payments. Until October 1, 2017, NEB shall continue to pay royalties to S GI on the Gibson Assembly® Master Mix kit (NEB Product #E2611) and the Gibson Assembly® Cloning Kit (NEB Product #E5510) pursuant to the terms of the ARLA and Amendment No. 1 to the ARLA. Effective October 1, 2017, NEB shall pay SGI a quarterly royalty of [***]% of the Net Sales of all Royalty-Bearing Products through the Royalty Term, unless the licenses granted hereunder are terminated earlier and NEB ceases selling the Royalty-Bearing Products pursuant to the terms of this Settlement Agreement. Notwithstanding the above, for any Royalty-Bearing Product not being offered for sale as of the Effective Date that is introduced by NEB after the Effective Date, NEB shall pay SGI a reduced quarterly royalty of [***]% of the Net Sales of such Royalty-Bearing Product beginning with sales made after October 1, 2020.
4.    Sales of Royalty-Bearing Products and Other DNA Assembly Products. NEB agrees to continue to offer for sale all Royalty-Bearing Products through at least September 30, 2025. NEB may stop offering for sale any of the Royalty-Bearing Products at any time after September 30, 2025, by providing sixty (60) days written notice to SGI with respect to each Royalty-Bearing Product that NEB elects to stop offering for sale. Upon the expiration of the 60-day notice period, NEB's license with respect to each discontinued Royalty-Bearing Product shall terminate. NEB may continue offering for sale the Royalty Bearing Products after September 30, 2025, but nothing in this Settlement Agreement shall require it to do so. Both Parties agree not to sell, offer for sale, or license any DNA assembly products that would directly compete with the Royalty-Bearing Products before September 30, 2023, other than: (1) for NEB, the Royalty-Bearing Products and the Golden Gate and USER DNA assembly products, and any newer versions thereof; and (2) for SGI, the Gibson Assembly® HiFi 1-Step-Kit, the Gibson Assembly® Ultra Kit, the Gibson Assembly® Site-Directed Mutagenesis Kit, and the Gibson Assembly® Vectors products, and any newer versions thereof
5.    Royalty Reports. Within thirty (30) days after each of February 28, May 31, August 31, and November 30, for so long as NEB is obligated to pay royalties hereunder, NEB shall furnish to SGI a written report of all Net Sales of Royalty-Bearing Products during the applicable calendar quarter. Such report shall include (i) the determination of Net Sales in each country in which the Royalty-Bearing Products are sold; and (ii) the royalty payment then due from such sales, in United States dollars. If no sales or use occurred, a report will be due so stating.
6.    Record Retention. NEB shall keep—and shall require its Affiliates to keep—records of sales of all Royalty-Bearing Products in sufficient detail to permit SGI to confirm the accuracy of NEB's royalty calculations. Such records shall be retained for at least three (3) years following a given reporting period. At SGI' s request, NEB shall permit an independent public accountant appointed by SGI and reasonably acceptable to NEB to examine, upon

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reasonable notice and at reasonable times at NEB's offices, such records solely to the extent necessary to verify NEB's royalty calculations. If such accountant concludes that additional amounts were owed during the audited period, then NEB shall pay such additional amounts within thirty (30) days of the date SGI delivers to NEB such accountant's written report so concluding. The fees charged by such accountant shall be paid by SGI; provided, however, if the audit discloses that the royalties actually owing by NEB for such period are more than seven percent (7%) of the royalties actually paid for such period, then NEB shall pay the reasonable fees and expenses charged by such accountant.
7.    License Under the SGI Licensed Patents. Subject to the fulfillment by NEB of all the terms and conditions of this Settlement Agreement, during the term of this Settlement Agreement (unless NEB terminates licenses for any Royalty-Bearing Products pursuant to Section 4 hereof, in which case NEB's license for each discontinued Royalty-Bearing Product shall likewise terminate), SGI hereby grants to NEB and NEB hereby accepts (a) a royalty-bearing, worldwide, nonexclusive, non-transferable, non-sublicensable license under the SGI Licensed Patents to make, use, sell and offer to sell the Royalty-Bearing Products; and (b) a royalty-bearing, non-exclusive, non-transferable license under the SGI Licensed Patents to grant to customers buying the Royalty-Bearing Products sold by NEB or its distributors the right to use such Royalty-Bearing Products, including to develop commercial products. If NEB sells the Royalty-Bearing Products to an Affiliate or distributor that sells the Royalty-Bearing Products to the final end-user, then such Affiliate or distributor shall have the right to grant the license under clause (b) to such final end-user. This Paragraph does not represent an admission by either Party that the Royalty-Bearing Products practice the SGI Licensed Patents or any other SGI intellectual property, or that any license is required to legally make, use, or sell the Royalty-Bearing Products.
8.    Dismissal of the Arbitration with Prejudice. Each Party agrees that it shall, by and through its counsel of record, execute within five (5) days of the execution of this Settlement Agreement a Stipulated Agreement dismissing the Arbitration with prejudice. Each Party shall bear its own costs and attorneys' fees related to the Arbitration. The Parties further agree that, upon their execution of this Settlement Agreement, no Party shall serve any further discovery in the Arbitration, including by subpoena, nor shall any Party take any steps to seek further responses on any historical or pending discovery.
9.    Termination of the Prior License Agreements. The Parties agree that the Prior License Agreements are terminated in favor of this Settlement Agreement as of the Effective Date of this Settlement Agreement.
10.    Mutual Releases.
a.    By SGI. Except for the obligations imposed by this Settlement Agreement, SGI, on behalf of itself and its past, present and future corporate parents, subsidiaries, affiliates, partners, predecessors, successors, licensees and assigns, and each of their past, present and future principals, partners, officers, directors, shareholders, representatives, employees, insurers, agents, attorneys, and each of their estates, heirs, executors, administrators, successors, licensees and assigns does hereby release, discharge, and

Certain identified information marked with [***] has been excluded from this exhibit because it is not material and is of the type that the registrant treats as private and confidential.
forever acquit NEB and its past, present and future parents, subsidiaries, affiliates, partners, successors, licensees and assigns, and each of their past, present and future principals, partners, officers, directors, shareholders, representatives, employees, insurers, agents, attorneys, and each of their estates, successors, licensees and assigns from any and all liability, actions, causes of action, suits, rights, debts, claims and demands whatsoever, in law or equity, including, without limitation, claims for sanctions, costs, expenses, or attorneys' fees, whether known or unknown, that SGI ever had or now has arising out of events, conduct, or actions occurring from the beginning of time to the date of this Settlement Agreement. SGI covenants not to sue NEB for making, using, selling, or offering for sale the Royalty-Bearing Products as long as NEB is complying with all terms and conditions of this Settlement Agreement.
b.    By NEB. Except for the obligations imposed by this Settlement Agreement, NEB, on behalf of itself and its past, present and future representatives, agents, attorneys, estates, heirs, executors, administrators, successors, licensees and assigns, does hereby release, discharge, and forever acquit SGI and its past, present and future corporate parents, subsidiaries, affiliates, partners, predecessors, successors, licensees and assigns, and each of their past, present and future principals, partners, officers, directors, shareholders, representatives, employees, insurers, agents, attorneys, and each of their estates, heirs, executors, administrators, successors, licensees and assigns from any and all liability, actions, causes of action, suits, rights, debts, claims and demands whatsoever, in law or equity, including, without limitation, claims for sanctions, costs, expenses, or attorneys' fees, whether known or unknown, that NEB ever had or now has arising out of events, conduct, or actions occurring from the beginning of time to the date of this Settlement Agreement.
c.    Waiver of Section 1542 of the California Civil Code. The Parties hereby waive any and all rights that they may have under the provisions of any rule of law that exists or that may be adopted by the State of California that provides that a release does not extend to claims that are unknown or unsuspected at the time of executing the Agreement, which if known would have materially affected the provisions of the Agreement, including, but not limited to California Civil Code section 1542. Section 1542 provides:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.
Each Party expressly waives and relinquishes any and all rights and benefits which they may have under, or which may be conferred upon it, by the provisions of section 1542 of the California Civil Code, as well as any other similar state or federal statute or common law principle, to the fullest extent they may lawfully waive such rights and benefits. The Parties acknowledge and agree that this waiver is an essential and material term of the Agreement, and that without such waiver the settlement payments and releases that constitute the consideration for the Agreement would not have been made.
d.    This settlement is voluntary and does not constitute an admission of any liability by any of the Parties, or an admission of the existence of any facts upon which liability

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could be based, and each Party agrees that it will not claim otherwise. Any such liability is expressly denied by the Parties.
e.    Each of the Parties represents and warrants for itself that it has not sold, assigned, or transferred in any way any claims released in this Paragraph (the "Released Claims") and that the Released Claims are intended to be full and complete general releases of the Released Claims.
11.    Confidentiality.
a.    It is understood that in the course of complying with this Settlement Agreement, the Parties may wish to provide confidential information to each other. All such confidential information shall be disclosed in writing and designated "confidential" or, if disclosed orally, shall be confirmed in writing and designated confidential within thirty (30) days of such disclosure, however, if under the circumstances a Party would understand such information to be confidential, it shall be treated as such regardless of any such designation. It is also understood that the Parties disclosed to each other confidential business information to comply with the Prior License Agreements. The receiving Party agrees not to use the confidential information of the disclosing Party for any purpose other than those contemplated under this Settlement Agreement and not to disclose such confidential information to other than its employees who need to know it to carry out the receiving Party's obligations hereunder. The receiving Party shall use the same efforts to prevent unauthorized disclosure or use of such confidential information as it would to prevent unauthorized disclosure of its own confidential information. In the event that a Party receives a subpoena or other validly issued administrative or judicial process requesting confidential information of the other Party, the receiving Party shall promptly notify the disclosing Party and tender to it the defense of such demand. Upon request of the disclosing Party, the receiving Party shall cooperate (at the expense of the disclosing Party) in the defense of the demand. Unless the demand shall have been timely limited, suppressed or extended, the receiving Party shall thereafter be entitled to comply with such demand to the extent required by law.
b.    Notwithstanding the foregoing, confidential information of a Party shall not include information that the other Party can establish by written documentation (a) to have been publicly known prior to disclosure of such information by the disclosing Party to the receiving Party; (b) to have become publicly known, without the fault of the receiving Party, subsequent to disclosure of such information by the disclosing Party to the receiving Party; (c) to have been received by the receiving Party at any time from a source, other than the disclosing Party, rightfully having possession of and the right to disclose such information; (d) to have been, otherwise known by the receiving Party prior to disclosure of such information by the disclosing Party to the receiving Party; or (e) to have been independently developed by employees or agents on behalf of the receiving Party without use of such information disclosed by the disclosing Party to the receiving Party.
c.    No Party will directly or indirectly publish or comment on this settlement or disclose the contents of this Settlement Agreement without the prior written consent of the other Party, except that the Parties may state the following (or words to this effect) if asked

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about the resolution of the Arbitration: "SGI and NEB have entered into a confidential settlement agreement on mutually agreeable terms. As a result, the Arbitration has been resolved and dismissed."
d.    Notwithstanding the foregoing, nothing in this Paragraph shall prevent any Party from disclosing the terms of this Settlement Agreement confidentially:
(i) to the extent necessary to comply with any law, rule, regulation, security or other disclosure requirement, court or administrative order, or to enforce or defend against claims arising from this Settlement Agreement; provided, however, that in the event a Party seeks to file this Settlement Agreement or any documents reflecting the Settlement Amount, the Party must seek to file this Settlement Agreement or any documents reflecting the Settlement Amount under seal if such a procedure is available and attempt to take all other steps necessary to maintain confidentiality. A Party making any such a disclosure shall not issue a press release or otherwise publicize such disclosure. Further, if a Party receives a subpoena or similar demand seeking any or all terms of this Settlement Agreement, the Party receiving the subpoena or similar demand, or otherwise seeking to disclose any or all terms of this Settlement Agreement pursuant to this paragraph, will make reasonable efforts to give the other Party reasonable notice and opportunity to object, to the extent permissible under any applicable law, rule regulation, court or administrative order;
(ii)    to the Party's shareholders, officers, directors, employees, accountants, financial advisors, tax advisors, insurers, and attorneys; provided, however, that each such shareholder, officer, director, employee, accountant, financial advisor, tax advisor, insurer, or attorney shall be informed of the confidentiality provision contained in this Settlement Agreement and must agree to similarly be bound thereby; or
(iii)    to the extent as may be required to enforce this Settlement Agreement.
e.    All written and oral discussions regarding this Settlement Agreement and its implementation will be deemed to fall within the protections afforded compromises and offers to compromise by Rule 408 of the Federal Rules of Evidence and analogous state law principles.
12.    Non-Disparagement. Each Party covenants and agrees that its executive-level employees will not make, nor will they encourage or suggest that any other person make, any negative or disparaging remarks about the other Party or its members, parents, subsidiaries, affiliates, agents, officers, directors, attorneys, employees or assigns to anyone.
13.    Notices. All notices and requests which are required or permitted to be given in connection with this Settlement Agreement shall be deemed given as of the day they are received either by messenger, delivery service, or in the United States of America mails, postage

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prepaid, certified or registered, return receipt requested, and addressed as follows, or to such other address as the Party to receive the notice or request so designates by written notice to the other:
For SGI:
Synthetic Genomics, Inc.
11149 North Torrey Pines Road
La Jolla, California 92037 Attention: Legal Department
With copy to:
Jess Krannich
Manning Curtis Bradshaw and Bednar PLLC
136 East South Temple, Suite 1300
Salt Lake City, Utah 84111
jkrannich@mc2b.com
For NEB:
New England Biolabs, Inc.
240 Country Road
Ipswich, Massachusetts 01938
Attention: Legal Department
legal@neb.corn
With copy to:
Tracey Davies
Gibson, Dunn & Crutcher LLP
2400 McKinney Ave
Dallas, Texas 75201-6912
tdavies@gibsondunn.com
14.    Destruction of Documents. The Parties agree that, upon the entry of the final order dismissing the Arbitration, they shall follow the procedure set forth in the arbitration panel's Procedural Order No. 2 (protective order) with respect to the destruction of documents.
15.    Termination. The following rights shall apply to the Parties with respect to termination or expiration of this Settlement Agreement and/or the licenses granted herein:
a.    Termination by SGI. SGI shall have the right to terminate all licenses under this Settlement Agreement if NEB has not paid Royalties pursuant to Paragraph 3 for more than sixty (60) days, and has failed to cure any such deficiency within thirty (30) days of receiving written notice from SGI thereof. SGI shall also have the right to terminate all licenses under this Settlement Agreement if NEB ceases to sell all Royalty-Bearing Products before. September 30, 2025. If NEB shall become bankrupt or insolvent and/or if the business of NEB shall be placed in the

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hands of a receiver, assignee or trustee for the benefit of creditors, whether by the voluntary act of NEB or otherwise, SGI shall thereupon have the right to terminate all licenses under this Settlement Agreement by giving written notice to NEB of such termination as specified in this Paragraph 15 above, and specifying the effective date thereof, which shall be at least thirty (30) days after the date the notice is mailed by SGI.
b.    Termination By NEB. NEB shall have the right to stop selling the Royalty-Bearing Products only in accordance with the provisions of Paragraph 4 or upon any material breach or default of any provision of this Settlement Agreement by SGI if SGI has not cured any such breach or default prior to the expiration of sixty (60) days from receipt of written notice of the breach or default. In addition, all rights and interests granted to NEB hereunder are, for purposes of Section 365(n) of the United States Bankruptcy Code, including any equivalent foreign statutes (the "Bankruptcy Code"), licenses of "intellectual property" within the meaning of Sections 101 (35A) and 365 of the Bankruptcy Code. SGI acknowledges that NEB, as a licensee of such rights and interests hereunder, will retain and may fully exercise all of its rights and interests under this Settlement Agreement and the Bankruptcy Code, and no subsequent sale or transfer of the intellectual property by SGI, or by any successor in interest to SGI, shall terminate or modify NEB's rights and interests under this Settlement Agreement, whether NEB, or any successor in interest, receives notice of any such sale or transfer or objects to any such sale or transfer. If SGI, or any successor-in-interest to SGI, including a debtor-in-possession or trustee, rejects this Settlement Agreement under Section 365 of the Bankruptcy Code, NEB shall elect, and hereby does so elect prospectively, to retain its rights and interests to the intellectual property under this Settlment Agreement to the full extent permitted by Section 365(n) of the Bankruptcy Code, and hereby prospectively requests that SGI, and any successor in interest, to SGI comply with the requirements of Sections 365(n) of the Bankruptcy Code.
c.    Expiration of Settlement Agreement and Survival. This Settlement Agreement will expire upon the earlier of (i) the expiration of the Royalty Term, or (ii) upon the termination of all licenses granted hereunder pursuant to the terms of this Settlement Agreement. Upon expiration of this Settlement Agreement, the Parties shall no longer have any rights, duties or obligations hereunder subsequent to the date of such expiration, except as may then have accrued under this Settlement Agreement (including royalty payments) prior to the date of expiration, or as specified in Paragraphs 10 (Mutual Release), 11 (Confidentiality), 13 (Notices), 15(c) (Expiration of Settlement Agreement and Survival), 16 (Indemnification), and 19 (Governing Law, Arbitration, and Enforceability), which shall survive the expiration of this Settlement Agreement. For clarity, in the event that this Settlement Agreement expires due to the expiration of the Royalty Term, NEB shall thereafter be entitled to sell Royalty Bearing Products without accrual or payment of additional royalties to SGI.

Certain identified information marked with [***] has been excluded from this exhibit because it is not material and is of the type that the registrant treats as private and confidential.
16.    Indemnification.
a.    Indemnification by SGI. SGI shall defend, indemnify and hold NEB harmless against all claims by a third party alleging that the method to be practiced by the Gibson Assembly® Master Mix (NEB Product #E2611) or the Gibson Assembly® Cloning Kit (NEB Product #E5510), as expressly set forth in a claim of an issued patent included in the SGI Licensed Patents, infringes such third party's patent rights, but expressly excluding any claims for (i) infringement that arises from any of the individual components included within the Gibson Assembly® Master Mix (NEB Product #E2611) or the Gibson Assembly® Cloning Kit (NEB Product #E5510) or their manufacture or use, or (ii) any combination of the Gibson Assembly® Master Mix (NEB Product #E2611) or the Gibson Assembly® Cloning Kit (NEB Product #E5510) with any other components. Such defense, indemnity and hold harmless obligations shall include reasonable costs and expenses, including attorneys' fees, incurred in defending against such claims. NEB shall (a) notify SGI promptly in writing of any such asserted claim, (b) grant SGI sole control over the defense and settlement thereof, and (c) reasonably cooperate in response to a SGI request for assistance related to such a claim. THIS SECTION STATES NEB'S SOLE AND EXCLUSIVE REMEDY AND SGI's ENTIRE LIABILITY FOR ANY CLAIM FOR WHICH AN INDEMNITY IS PROVIDED HEREUNDER.
b.    Indemnification By NEB. NEB shall defend, indemnify and hold SGI harmless against all claims by whomever asserted for personal injury or tangible property damage or otherwise arising out of NEB's gross negligence or willful misconduct (or the same by others at the direction of NEB), in connection with this SettlementAgreement or from the manufacture, distribution or use of the Gibson Assembly® Master Mix (NEB Product #E2611) or the Gibson Assembly® Cloning Kit (NEB Product #E5510). Such defense, indemnity and hold harmless obligations shall include reasonable costs and expenses, including attorneys' fees, incurred in defending against such claims. SGI shall (a) notify NEB promptly in writing of such claim, (b) grant NEB sole control over the defense and settlement thereof, and (c) reasonably cooperate in response to an NEB request for assistance related to such a claim. THIS SECTION STATES SGI' s SOLE AND EXCLUSIVE REMEDY AND NEB'S ENTIRE LIABILITY FOR ANY CLAIM FOR WHICH AN INDEMNITY IS PROVIDED HEREUNDER.
17.    Relationship of the Parties. Nothing in this Settlement Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee, or joint venture relationship between the Parties.
18.    Advice of Counsel. The Parties acknowledge and agree that this Settlement Agreement is the product of arm's-length negotiations between the Parties, each Party has read the terms of this Settlement Agreement, each Party has been assisted by counsel of its choosing with respect to this Settlement Agreement, each Party fully understands the terms of this

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Settlement Agreement, and the Parties have entered into this Settlement Agreement voluntarily and with full knowledge of the effects hereof.
19.    Governing Law, Arbitration, and Enforceability. This Settlement Agreement and the rights and obligations hereunder shall be enforced, interpreted and construed in accordance with the laws of the State of California, without regard to the principles of the conflicts of laws thereof In the event of any controversy or claims arising out of or relating to any provision of this Settlement Agreement or the breach thereof; the Parties shall first try to settle such controversy or claim amicably between themselves. Should they fail to agree, the matter in dispute shall be settled through binding arbitration conducted in accordance with AAA's then-applicable Commercial Arbitration Rules. Notwithstanding anything to the contrary in such rules, the arbitration shall be held in Boston, Massachusetts, if brought by SGI, or in San Diego, California, if brought by NEB, or at a place otherwise mutually agreeable. The award through arbitration shall be final and binding. Any Party may enter any such award in a court having jurisdiction or may make application to such court for judicial acceptance of the award and an order of enforcement, as the case may be.
20.    Costs, Expenses, and Attorneys Fees. Each Party shall bear its own costs, expenses, and attorneys' fees related to the drafting and negotiation of this Settlement Agreement. In any action to interpret or enforce the terms of this Settlement Agreement, the prevailing Party shall be entitled to recover from the non-prevailing Party its reasonable costs, expenses, and fees, including attorneys' fees, in addition to any other relief to which such Party may be entitled under this Settlement Agreement, at law or in equity. Should any dispute continue to a final hearing, the Arbitration Panel shall identify a "prevailing party" and a "losing party" as part of its final order.
21.    Authority. Each of the signatories hereto represents and warrants that it is fully authorized to enter into this Settlement Agreement on behalf of the person or entity for which it executes the Agreement and that such signatory has not assigned, sold, transferred, pledged or encumbered, or purported to assign, sell transfer, pledge, or encumber, in writing or otherwise, any right, title, or interest in any of the claims that is released hereunder.
22.    Severability. If any provision of this Settlement Agreement is held to be invalid, illegal, or unenforceable for any reason, the invalid or unenforceable portion shall be deemed severed from this Settlement Agreement and the balance of this Settlement Agreement shall remain in full force and effect and be enforceable in accordance with the non-severed provisions of this Settlement Agreement.
23.    Limitation on Assignments. Neither this Settlement Agreement nor any interests hereunder shall be assignable by either Party, except that either Party may assign or transfer its interests under this Settlement Agreement to an entity that acquires all or substantially all of its business through merger, acquisition, reorganization, or otherwise.
24.    Integration. This Settlement Agreement contains the entire agreement between the Parties with respect to the settlement of the Arbitration and supersedes all prior agreements, including all discussions between the Parties at and following the August 24, 2017 mediation

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and all terms discussed, negotiated, and agreed to by the Parties at and following that mediation. For avoidance of doubt, the Parties intend this Settlement Agreement and not any verbal discussions or understandings or any prior negotiations or agreements, to constitute their complete and entire agreement with respect to the settlement of the Arbitration. This Settlement Agreement shall not be amended or otherwise modified in any manner except in a writing executed by the Parties hereto.
25.    Non-Waiver. No failure to exercise or enforce or delay in exercising or enforcing any right, obligation, or commitment under this Settlement Agreement shall constitute a waiver thereof, nor shall it preclude any other or further exercise or enforcement of any right, obligation, or commitment under this Settlement Agreement.
26.    Signature by Counterparts. This Settlement Agreement may be executed in two separate counterparts, and by facsimile or email, each of which, when executed, shall be an original, and all of which together shall constitute one and the same Agreement, notwithstanding that all Parties may not have executed the same counterpart, and each Party may execute a separate signature page which may be appended to form one or more duplicate originals of this Settlement Agreement.
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Certain identified information marked with [***] has been excluded from this exhibit because it is not material and is of the type that the registrant treats as private and confidential.
IN WITNESS WHEREOF, intending to be legally bound hereby, the Parties have executed this Settlement Agreement effective as of the date first written above.
SYNTHETIC GENOMICS, INC.

By:	/s/ Robert H. Cutler

Name: Robert H. Cutler

Title: General Counsel & Secretary

NEW ENGLAND BIOLABS, INC.

By:	/s/ Joseph W. Secondine, Jr.

Name: Joseph W. Secondine, Jr.

Title: General Counsel